Certificate of Incorporation

of

NORTHSTAR ELECTRONICS, INC.

FIRST.  The name of this corporation shall be:

                          NORTHSTAR ELECTRONICS, INC.* (See below)

SECOND. Its registered office in the State of Delaware is to be locate at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

THIRD.  The purpose or purposes of this corporation shall be:

To engage in any lawful act or activity for which corporations may be organised under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Twenty Million (1,200,000) shares of which
One Hundred Million(100,000,000) with a par value of One Tenth of One Mil (.0001) each, amounting to Ten Thousand Dollars ($10,000.00) are
Common Stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil. (.0001) each, amounting to Two Thousand Dollars ($2,000.00) are Preferred Stock.

FIFTH. The name and mailing address of the incorporator is as follows:

Corporate Agents, Inc.
1013 Centre Road
Wilmington, DE 19805

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS THEREOF, The undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this eleventh day of May, A.D. 1998.

*Note that the original certification document lists the corporation As Scientific Technologies, Inc. Documentation supporting the legal name change is included in Exhibit__3.12__

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